Exhibit 4.1




           RAILCAR MANAGEMENT AGREEMENT

     THIS AGREEMENT is made as of  December 3   ,
1993 by and between Interail, Inc., a Kansas corporation (hereinafter called "Manager"), and IC
Leasing Corporation III, a Nevada corporation
(herein called "Owner").

                     RECITALS:

A. Manager engages in the business of managing railcars.

B. Owner intends to purchase or has purchased certain railcars that are currently subject to various leases to third parties.

C. Owner desires to retain Manager as independent contractor for the purpose of managing railcars on Owner's behalf, on the terms and conditions set forth herein;


     NOW, THEREFORE, in consideration of the
premises and the mutual promises made herein, Owner and Manager, intending to be legally bound, hereby agree as follows:

     1.   Engagement of Manager.  Subject to the
terms and conditions set forth herein, Owner hereby engages Manager as independent contractor to manage those certain railcars as more particularly described in Schedule 1 attached hereto, and in any additional schedules subsequently agreed to by the parties and attached hereto (the "Cars"), and Manager accepts such engagement and agrees to act as independent contractor and to perform in accordance with the terms and conditions hereof.

     2.   Term.  Subject to the conditions of
termination set forth in Section 11, the term of this Agreement with respect to any Car (the "Term") shall commence as of the date that Owner acquires any interest in the Car and shall terminate on the date on which all administrative activities with respect to the Car cease after the Car ceases to be subject to any of the leases, use agreements, assignments and other similar arrangements identified on Schedule 2 attached hereto (referred to herein collectively as the "Leases" and individually as a "Lease"), including any extension of any Lease or any new lease with the same lessee or any other lease entered into during the Term with the consent of Owner. Any extensions (other than those for which the lessor has no discretion) or new leases will be made only with the prior written consent of Owner, which consent will specifically subject such lease to this Agreement.

     3.   Duties of Manager.  In consideration of
the compensation to be paid to Manager by Owner pursuant to Section 7, the agreement of Owner to reimburse Manager pursuant to Section 6 and the other obligations of Owner herein, subject to any provisions herein requiring Manager to obtain the consent of Owner, Manager shall, and is hereby authorized to, provide and perform the following services on behalf of Owner, unless otherwise expressly set forth, and to take the action described below during the Term:

     (a) Use best efforts to collect all rental payments, car hire, mileage allowances and any other revenues due Owner with respect to the Cars, and disperse funds owed by Owner in payment of Operating Expenses (as hereinafter defined) with respect to the Cars, identifying itself as Manager acting as independent contractor, for these purposes, and account for and remit to Owner all sums due to Owner as hereinafter provided and enforce Owner's rights and remedies under any Lease;

     (b) Perform, on behalf of Owner, all of
     Owner's responsibilities under any Lease, except to the extent such responsibilities are expressly reserved by Owner or assumed by some other party with Owner's consent;

     (c) Register the Cars, identify itself as Manager acting as independent contractor, and file all required initial and ongoing reports with the Association of American Railroads
     ("AAR"), Interstate Commerce Commission
     ("ICC"), United States Department of
     Transportation ("DOT") and any other
     regulatory authority having jurisdiction over the Cars or any Lease in order to ensure that the Cars will at all times be entitled to generate the maximum possible revenue subject to the provisions of any Lease;

     (d) Manage the Cars in conformance with all applicable rules and regulations of the AAR, ICC, DOT, or any other regulatory authority having jurisdiction over the Cars;

     (e)  Use its best efforts (i) to cause the
     Cars to be properly maintained and repaired, keeping the Cars in compliance with all requirements of the AAR rules for interchange service and in compliance with the terms of the relevant Leases, and (ii) when necessary, after notice to and consultation with Owner, to cause to be performed any alteration, modification, improvement or addition to the Cars required to comply with applicable laws or regulations (a "Mandated Alteration");

     (f) Review, audit, approve, or if not
     reasonable and proper, reject each invoice submitted with respect to the maintenance, repair and remarking of the Cars;

     (g) Pay in Owner's name and on Owner's behalf all personal property taxes, sales and use taxes based upon revenues of the Cars, and other taxes, charges, assessments, or levies imposed upon or against the Cars of whatever kind or nature; any costs associated with the filing or payment of above taxes or levies shall be for Owner's account;

     (h) Monitor the usage of the Cars and report to Owner any default by any lessee or any triggering of any termination rights (or so-called pull rights) of the lessor under a Lease promptly after Manager learns of such default or triggering event;

     (i) Maintain or cause to be maintained
     separate, complete and accurate records
     relating solely to the management of the Cars
     (including, without limitation, repairs, maintenance, mileage and registration of the
     Cars) and revenues and expenses attributable to the Cars and make such records available for inspection by Owner or any representative of Owner during reasonable business hours, so long as such does not unreasonably interfere with the operations of Manager, and provide copies of all such records in Manager's possession to Owner, at Owner's expense;

     (j) Use reasonable efforts to cause the Cars to be moved to required destination points, as may be provided in any Lease, at substantially the lowest obtainable transportation cost to Owner, consistent with the operating needs of the lessee and the Owner;

     (k) Use its best efforts, subject to Section 4 below, to collect all sums due from any railroad or other party as the result of damage to, or loss or total destruction of, a Car during the Term, and account for and remit to Owner in a timely manner all sums due to Owner as hereinafter provided (and in any event within thirty (30) days after receipt);

     (l)   At the request of Owner and at Owner's
     expense perform inspections of Cars at the end of the relevant Leases to ascertain compliance with return provisions under the Leases; and

     (m)   Provide such advice and perform such
     services incidental to the foregoing for Owner in connection with the provisions hereof as may from time to time be reasonably necessary in respect of the purchase, leasing, and operation of the Cars.

     4. Authority and Powers of Manager. Manager shall have the responsibility and authority, in the name of and on behalf of Owner: (i) to enforce or defend any claim resulting from the deployment or recovery of or damage to the Cars; (ii) upon the prior written consent of Owner, to contest any property, sales or use taxes with respect to the Cars; and (iii) to enforce the terms of any Lease.
Except as otherwise provided below the reasonable expenses for such actions shall be Operating
Expenses (as hereinafter defined). Owner hereby appoints Manager its attorney-in-fact, with power of substitution to take any action and to sign any document in the name of and on behalf of Owner that may be necessary or appropriate in furtherance of the rights and duties of Manager provided in this Agreement. Whenever Manager takes any action or makes any payment at Owner's sole expense pursuant to this Agreement, the Manager may, subject to the provision below, request authority from the Owner to retain such attorneys as it deems necessary, in connection with such action or payment and the cost of attorney's services consented to by Owner shall be at the sole expense of the Owner; provided, however, that if Owner withholds authorization to retain an attorney, Owner shall be deemed to have released Manager from any responsibility with regard to any matter for which such attorney was to be retained.
     In addition to the limitations set forth in
Section 5, Manager shall not have the authority to offer for sale, contract or agree to sell any Cars or settle any claims (except as provided in Section
5(b) hereof), except with the consent or at the direction of Owner.

     5.   Additions, Repairs, Alterations,
Modifications and Improvements; Destruction.

     (a)  Notice of Damage, Destruction or Claim.
     In the event:

          (i)    a Car is destroyed; or
          (ii)   a Car is damaged to an extent
                 requiring repairs (excluding any
                 related transportation costs)
                 costing in excess of the Maximum
                 Individual Disbursement Amount (as
                 such term is defined below); or
          (iii)  Manager shall have received
                 written notice of a claim with
                 respect to a Car,
     Manager shall notify Owner in writing of the occurrence of such event within seven (7) days of the date on which Manager determines that such Car was destroyed or so damaged (which determination shall be made by Manager with reasonable promptness after Manager has obtained the facts necessary for it to make such determination) or received such notice.

     (b)  Claims Regarding Damage or Destruction.
     Manager shall have the authority to settle on Owner's behalf any claim against any third party relating to a damaged or destroyed Car that (i) in the case of a destroyed Car, provides for the payment of either (x) the depreciated value of such Car in accordance with AAR rules or any successor rules then in effect or (y) the stipulated loss or other agreed settlement value provided in the applicable Lease, or (ii) in the case of a damaged Car, assures the full repair of the Car. Any other settlement with a third party relating to a damaged or destroyed Car requires Owner's written consent and shall comply with any reasonable written instructions of Owner with respect to any such claim.

     (c)  Manager's Authority Regarding Maintenance
     Activities.  Manager shall not have the
     authority or obligation, without the prior written consent of Owner, to authorize the performance of any Discretionary Maintenance
     Activity (as such term is defined below) with respect to any Car unless either:

          (i) the cost of such Discretionary
          Maintenance Activity does not exceed the Maximum Individual Disbursement Amount
          (as such term is defined below) for any
          single event; or
          (ii) Owner has contractually obligated
          itself to perform such Discretionary
          Maintenance Activity by the terms of the Lease to which such Car is subject or otherwise.

     In the case of any Discretionary Maintenance
     Activity authorized by Manager without Owner's consent pursuant to clause (ii) above, Manager shall give Owner prompt written notice of Manager's authorization thereof. In the case of any request by Manager for Owner's consent to the performance of a Discretionary
     Maintenance Activity, if Manager has not received instructions to the contrary from Owner within seven (7) days after the receipt by Owner of a written request (including a telexed or telecopied request) for such consent (specifying in reasonable detail the nature of the proposed repair and the estimated cost thereof), Owner shall be deemed to have consented to the performance thereof.
     It is understood that, if at any time, Owner declines to grant its consent to the performance of a Discretionary Maintenance
     Activity, any costs which may have been
     incurred in moving the Car to a repair
     facility and in obtaining an estimate of the cost of the proposed Discretionary Maintenance
     Activity shall be treated as an Operating
     Expense. Manager will use its best efforts to have maintenance performed at facilities of Owner or Owner's shareholders to the extent reasonably feasible.

     (d) Owner's Inspection Rights. Nothing herein shall be construed as limiting or restricting the right of Owner to conduct, at its own expense, inspections of the Cars, or to cause its agent or representative to conduct such inspections on its behalf or to allow potential purchasers to conduct inspections, so long as:
          (i) the manner and frequency of such
          inspections do not unreasonably interfere with the operations of any user of the Cars; and

          (ii) prior notice of any proposed
          inspection is given to Manager by Owner.

     (e) Certain Definitions. The following terms shall have the following meanings:

          "Discretionary Maintenance Activity"
          shall mean any Maintenance Activity other than a Running Repair.

          "Maintenance Activity" shall mean any
          addition, repair (including painting),
          alteration, modification or improvement
          (including, without limitation, any
          Running Repair performed or to be
          performed with respect to a Car).

          "Maximum Individual Disbursement Amount" shall mean $750.00.

          "Running Repairs" shall mean those
          repairs delineated by the AAR and the
          Canadian Transport Commission performed
          with respect to the Cars (i) by persons
          other than Manager and Affiliates of
          Manager and (ii) without prior specific
          authorization by Manager (other than
          general authorization by operation of the Interchange Rules of the Mechanical
          Division of the Association of American
          Railroads).  It is understood that
          neither Owner nor Manager will have the
          ability to approve Running Repairs in
          advance.

     6.   Payment of Costs and Expenses.

     (a) Certain Definitions. The following terms shall have the following meanings when used in this Agreement:

          "Gross Revenues" for any period shall
          mean all revenues in the form of rents,
          car hire payments of any kind or any
          similar payments in respect of the Cars
          received during such period (unreduced by any expenses or costs) collected by Manager from any source in connection with the ownership, use, lease or operation of the Cars, less any amounts then payable as rebates, reclaims, or incentive load fees with respect to the Cars and less any applicable Canadian withholding taxes. It is expressly agreed that Gross Revenues shall not include any payments received as the result of damage to or destruction of any Car.

          "Operating Expenses" for any period shall mean all expenses and costs incurred during such period in connection with the ownership, management, use, lease or operation of all Cars including but not limited to: (i) expenses, including inspection expenses, travel and related expenses and fees of lawyers, incurred in connection with repossessing Cars or enforcing any rights or other contractual arrangements in connection with the operation or ownership of the Cars or in marketing any of the Cars at the request of Owner; (ii) charges, assessments, or levies imposed upon or against the Cars of whatever kind or nature as are levied by a railroad, government, agency of the AAR or are incurred on a basis arising out of the operation or ownership of the Cars; (iii) sales or use taxes based upon revenues of the Cars; (iv) losses from liabilities arising from the use and ownership of the Cars (including losses referred to in Section 9 hereof) except to the extent any such losses are caused by the gross negligence, bad faith or willful misconduct of Manager; (v) ad valorem, gross receipts and other property taxes which are levied against or in respect of the Cars; (vi) expenses arising in connection with the transportation, storage, restenciling, maintenance or repair of the Cars; (vii) the costs of alterations, modifications, improvements or additions to the Cars;
          (viii) any charges of Railcar Management, Inc. ("RMI") pursuant to the guarantee of fees in Section 10 of the Agreement between RMI and Chrysler Rail
          Transportation Corporation ("CRTC") dated
          April 30, 1990 (i.e., the excess of
          minimum fee over the fee if calculated on a per car basis) resulting from Owner's removal of Cars from management under this Agreement or from removal due to action by the Owner or at Owner's request of Cars from the RMI agreement (as opposed, in each case to removal of cars owned by others); and (ix) any other costs relating exclusively and directly to the operation of the Cars, including charges of railroads and others for use of reporting marks (including MPA marks);
          provided, however, that Operating
          Expenses shall not include any allocation of overhead costs of Manager.

          "Total Expenses" for any period shall
          mean the sum of:  (i) all Operating
          Expenses for such period; and (ii) all
          compensation attributable to the Cars due and payable to Manager under Section 7 not theretofore paid.

          "Net Earnings" for any period shall mean the Gross Revenues less Total Expenses for such period.

     Gross Revenues or Operating Expenses
     attributable to any period which are received or disbursed by Manager after the close of such period shall be included in subsequent distributions and accounted for as Gross
     Revenues or Operating Expenses of that
     subsequent period. If received or disbursed after the Term for any Car, the parties will promptly settle such revenues or expenses.

     (b) Payment and Priority of Expenses. Manager shall apply Gross Revenues to the payment of Total Expenses (including, without limitation, to the reimbursement of Manager for any Operating Expenses previously paid by
     Manager).  In the event that the Gross
     Revenues are insufficient to pay Total
     Expenses, Manager shall apply Gross Revenues to all such expenses in the following priorities: (i) any applicable taxes included in Operating Expenses; (ii) management fees provided for under Section 7; and (iii) miscellaneous Operating Expenses payable to third parties.

     (c) Payment of Operating Deficits. In the event that Gross Revenues for any month are insufficient to pay Total Expenses, Owner shall pay to Manager the amount, if any, by which Total Expenses for any month shall exceed Gross Revenues for such month. Such payment shall be made: (i) in the case of expenses already paid by Manager, not later than five (5) days after written notice to Owner from Manager specifying in reasonable detail the Gross Revenue and Total Expenses applicable to such month and specifying which expenses have previously been paid; and (ii) in the case of expenses which have not already been paid by Manager, not later than a date sufficiently in advance of the date set forth in such notice as the date upon which payment for such expense is due so that Manager will have available funds on such date. Manager shall be entitled to apply against any amount owed by Owner to Manager any monies held by Manager for the account of, or amounts owed by Manager to, Owner.

     (d) Payment for Certain Property Damage.
     Unless such responsibilities have been assumed by another party, the cost of repairs for damage to any Car is the sole responsibility of Owner. Any payments, including, without limitation, insurance benefits or railroad or lessee indemnity or settlement payments, received to cover the damage to or loss or destruction of any Car shall be solely for the account and benefit of Owner (and shall not be included within the term "Gross Revenues").
     Except in the case of payments applied in accordance with this Agreement, all such payments shall be remitted to Owner promptly after receipt by Manager and in no event later than ten (10) business days after Manager's receipt thereof.

     7.   Compensation.

     (a)  Manager shall be entitled to ten dollars
     ($10.00) per Car for each calendar month falling in whole or in part within the Term.
     Such compensation shall be earned monthly, in advance, and shall continue throughout the Term for each Car and thereafter for those months in which any Gross Revenues or bills for Operating Expenses continue to be received by Manager.

     (b) Manager anticipates that it will manage, on behalf of Allied Railcar Company, IC
     Leasing Corporation III and Wisconsin Central,
     Ltd., the number of railcars indicated on the schedule attached hereto as Schedule 3 for the months shown. Notwithstanding any contrary provision in this Section 7, in any calendar month in which the total number of cars managed by Manager for Allied Railcar Company,
     IC Leasing Corporation III and Wisconsin
     Central, Ltd. exceeds the number indicated for such month on Schedule 3, the compensation per Car due to Manager from Owner will determined by the following formula:

               (N x $10.00) + ((X-N) x $6.00)
                         X

     where N is the number indicated for such month on Schedule 3 and X is the actual total number of cars managed by Manager that are owned by Allied Railcar Company, IC Leasing Corporation
     III and Wisconsin Central, Ltd.

     For example, if 500 is the number for a given month on Schedule 3, but Manager actually manages 600 cars during that month for Allied
     Railcar Company, IC Leasing Corporation III and Wisconsin Central, Ltd., the per Car fee due to Manager from Owner will be $9.33, determined as follows:

               (500 x $10.00) + (100 x $6.00)
                         600

     (c) Any difference between the fee collected in advance and the actual fee provided herein will be credited to the appropriate party for the following month.

     8. Bank Account; Collection and Distribution of Revenues.

     (a)  Manager shall cause to be maintained a
     bank account (the "Trust Account") into which Manager shall deposit the funds received by it and generated by the operation of the Cars, pending disbursement of such funds in accordance with this Agreement. The Trust
     Account may also receive and disburse monies for the benefit of other owners of railcars.
     Manager shall maintain the Trust Account only at a bank which agrees in writing that such account is not subject to a right of offset or any other claim or lien arising from any relationship between such bank and Manager or any of its affiliates.

     (b) Net Earnings for any month will be
     remitted to Owner by the last day of the succeeding month; provided, however, Net
     Earnings under net leases (as opposed to per diem leases) will be remitted to Owner after collection and processing on the 15th and last day of each month.

     9.   Indemnification.

     (a) Owner shall indemnify and hold Manager harmless from and against any and all claims, actions, judgments, settlements, damages, expenses (including reasonable attorney's fees and other costs of collection or defense), losses or liabilities (collectively "Losses") incurred by or asserted against Manager
     (either alone or jointly or severally) as a result of the use, operation, possession, control, maintenance, repair or storage of the Cars; provided, however, that Owner shall not be required to defend, indemnify or hold
     Manager harmless from any Loss to the extent such Loss results solely from the gross negligence, bad faith or willful misconduct of Manager or from Manager's breach of this Agreement.

     (b) Manager shall indemnify and hold Owner harmless from and against any and all Losses incurred by or asserted against Owner (either alone or jointly or severally) to the extent such Losses result solely from gross negligence, bad faith or willful misconduct of Manager or from Manager's breach of this Agreement.

     (c) As promptly as practicable after receipt by a party (the "indemnified party") of notice of the commencement of any action, suit or proceeding or the assertion of any claim with respect to which the other party (the
     "indemnifying party") is or may be required to indemnify, the indemnified party shall give written notice thereof to the indemnifying party, whereupon the indemnifying party shall undertake the defense and satisfaction thereof. The indemnified party shall give the indemnifying party such cooperation as the indemnifying party may reasonably request, and the indemnifying party shall have the right to defend and settle any such action, suit, proceeding or claim either in its name or the name of the indemnified party (so long as the indemnified party shall be indemnified and held harmless as provided herein). The indemnified party shall have the right to participate in the defense of any such action, suit, proceeding or claim. If the indemnifying party fails to take timely action to defend any such action, suit, proceeding or claim, the indemnified party shall have the right to defend or settle the same as the indemnified party may deem appropriate at the indemnifying party's cost and expense.
     (d) The indemnifications set forth in this
     Section 9 shall survive termination of this Agreement.


     10.  Default.  The occurrence of any of the
      following events shall be an Event of Default under this Agreement:

     (a) The failure by a party to pay to the other any amount required to be paid hereunder within ten (10) days after written notice that any such payment is overdue.

     (b) The breach by either party of any other term, covenant, or condition of this Agreement
     (other than requiring the payment of money from one party to the other), if (i) in the case of any breach susceptible to cure within a thirty (30) day period, such breach is not cured within thirty (30) days after receipt of written notification of such breach, or (ii) in the case of any breach not susceptible to cure within a thirty (30) day period and so long as such party is making all reasonable efforts to cure such breach, such breach is not cured within ninety (90) days after receipt of written notification of such breach.

     (c) Any act of insolvency by either party or the filing of any petition or action under any bankruptcy, reorganization, insolvency or moratorium law, or any other law or laws for the relief of, or relating to, debtors.

     (d) The filing of any involuntary petition under any bankruptcy, reorganization, insolvency or moratorium law against either party that is not dismissed within sixty (60) days thereafter, or the appointment of any receiver or trustee to take possession of the properties of such party unless such petition or appointment is set aside or withdrawn or ceases to be in effect within sixty (60) days from the date of such filing or appointment.

     11.  Conditions and Consequences of
            Termination.

     (a)  This Agreement shall terminate with
     respect to any Car as provided in Section 2 hereto. In addition, either Owner or Manager may terminate this Agreement with respect to any Cars that would not, after the effective date of such termination, be subject to any lease under which any other cars owned or controlled by Manager would then be subject effective thirty (30) days after written notice from one to the other.
     (b) Notwithstanding anything in this Agreement to the contrary, Owner shall have the right with respect to any and all Cars to terminate this Agreement at any time by notice in writing to Manager if an Event of Default has occurred and is continuing with respect to Manager hereunder.

     (c) Notwithstanding anything in this Agreement to the contrary, Manager shall have the right with respect to any and all Cars to terminate this Agreement at any time by notice in writing to Owner if an Event of Default has occurred and is continuing with respect to Owner hereunder.

     (d) Upon termination of this Agreement, so long as Owner is in compliance with its obligations hereunder, (i) Manager shall pay to Owner all Gross Revenues then held by Manager after deduction of any accrued management fees payable under Section 7 and reimbursement of any Operating Expenses previously paid by Manager or expected to become due in accordance with this Agreement;
     (ii) Manager shall deliver to Owner all
     records (or copies thereof) relating to the Cars, and (iii) Owner shall have the right to instruct, and to cause Manager to instruct, any lessee of the Cars to pay all future Gross
     Revenues and other sums directly to Owner.
     Subsequent to termination of this Agreement with respect to any Car Manager agrees to continue to collect all rental payments and other sums (including insurance benefits or railroad indemnity payments payable in connection with any damage to or loss or total destruction of a Car), and to pay or arrange for payment of all expenses, taxes and other charges on Cars due for or with respect to periods prior to termination of this Agreement.

     (e) Upon termination of this Agreement,
     Manager shall cooperate with Owner to effect an orderly transition of the management or use of the Cars to Owner or any new user or manager thereof, as the case may be. Upon termination of this Agreement Manager agrees upon request to assist Owner to (i) cause the marks on the Cars to be changed, if necessary;
     (ii) take control of the Cars; (iii) arrange for removal of the Cars from the railroad tracks where the Cars are located, if necessary; (iv) transport such Cars to a location designated by Owner. Owner shall cause all reporting marks within Manager's control to be removed from each Car promptly upon termination. The expenses for all such actions shall be borne by Owner; provided, however, if such termination is due to default by Manager, Manager shall bear the expense of remarking Cars, if necessary.

     12. Reports. At the time of each payment of Net Earnings to Owner, Manager will distribute to Owner an unaudited report with respect to each group of Cars listed in any schedule attached hereto, stating the Gross Revenues, the fees paid or payable to Manager and any Operating Expenses received attributable to the Cars, including the computation and the allocation of any property taxes.

     13.  Notices.  Except as otherwise provided
herein, any notice required or permitted hereunder shall be in writing and shall be valid, sufficient and deemed given if delivered personally or dispatched in any post office of the United States by registered or certified mail postage prepaid, or sent by any other express mail service receipt of which can be verified, addressed to the other party as follows:

     If to Manager:      Interail, Inc.
                         One Foxfield Square
                         St. Charles, IL  60174
                         Fax:  (708) 377-9934
                         Attention:  President

     If to Owner:        IC Leasing Corporation III
                         455 N. Cityfront Plaza Dr.
                         Chicago, IL  60611-5504
                         Fax:  (312)
                         Telex:  25-3637
                         Attention:  Chief
                            Financial Officer

Either party may change such address by notice given to the other party in the manner set forth above.

     14. Other Customers; Standard of Care. It is expressly understood and agreed that nothing herein contained shall be construed to prohibit Manager from providing similar services to any person or organization not a party to this Agreement.
Manager may own, or manage for any other party, railcars which are similar to the Cars. In managing, maintaining, leasing, releasing, repairing, offering for sale, or selling Cars pursuant to this Agreement, Manager shall perform all its duties, services and obligations hereunder in accordance with the same standards, care, diligence, and good faith observed by Manager in performing comparable duties, services, and obligations with respect to all other railcars owned, leased, or managed by Manager.

     15.  Miscellaneous.
     (a) Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

     (b) Headings. Titles and headings of the Sections and Subsections of this Agreement are for convenience of reference only and do not form a part of this Agreement and shall not in any way affect the interpretation hereof.

     (c) Amendment. No explanation or information by either of the parties hereto shall alter or affect the meaning or interpretation of this Agreement and no modification or amendment to this Agreement shall be valid unless in writing and executed by both parties hereto.

     (d) Successor and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that neither Owner nor Manager shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other, which shall not be unreasonably withheld, except that no consent shall be necessary for either party to assign its interest in this Agreement as security to a senior lender.

     (e) Force Majeure. Either party shall not be deemed to be in breach or in violation of this Agreement so long as such party is prevented from performing any of its obligations hereunder for any reason beyond its reasonable control including and without limitation acts of God, riots, strikes, fires, storms, public disturbances, or any regulation, ruling, order or determination by any Federal, state or local government, or any department or agency thereof.

     (f) Parties' Intentions. Each party hereto represents to the other that it has been duly incorporated and is in good standing in the jurisdiction of its incorporation and that the execution and delivery of this Agreement has been duly authorized as an act of such corporation, and each party covenants and agrees that it will not take any action during the Term which would be inconsistent with the terms of this Agreement.

     (g) Waiver. The waiver of any breach of any term or condition hereof shall not be deemed a waiver of any other or subsequent breach, whether of like or different nature.
     (h) Severability. If any term or provision of this Agreement or the performance thereof shall to any extent be invalid or unenforceable, such invalidity or unenforceability shall not affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be valid and enforceable to the fullest extent permitted by law.

     (i) Expenses. The prevailing party in any action or proceeding brought to enforce the terms hereof shall be entitled to recover from the losing party the reasonable costs and expenses (including attorney's fees) incurred by the prevailing party in such action or proceeding.

     (j) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois without regard to such state's conflicts of laws rules.

     (k) Days; Years.  Unless otherwise
     specifically provided herein, all references herein to days or years shall mean, respectively, calendar days or calendar years.
     If the day upon which any covenant or
     obligation herein is required to be performed or paid falls on a Saturday, Sunday or other day upon which banking institutions are authorized or required to close in Chicago, or the state of Manager's or Owner's principal office, the performance of such covenant or the payment of such obligation shall be deemed timely performed if paid on the next business day thereafter.

     (l) Merger. This Agreement represents the entire agreement between the parties with regard to the subject matter hereof and supersedes any prior or contemporaneous agreement, whether written or oral.

     IN WITNESS WHEREOF, Manager and Owner have each caused this Railcar Management Agreement to be duly executed as of the date first above written, and the undersigned signatories each hereby declare that the foregoing is a true and correct document and was executed on the date indicated below its signature.


                    INTERAIL, INC.
                    ("MANAGER")

                    By:


                    Title:   President


                    Date:   December 2, 1993




                    IC LEASING CORPORATION III
                    ("OWNER")

                    By:


                    Title:   President

                    Date:   December 2, 1993